EXHIBIT 99.1

Heelys, Inc. Reports Second Quarter 2011 Financial Results

DALLAS, Aug. 10, 2011 (GLOBE NEWSWIRE) -- Heelys, Inc. (Nasdaq:HLYS) today reported the following financial results for the second quarter ended June 30, 2011.  The "Company" and "Heelys" refer to Heelys, Inc., a Delaware corporation, and its direct and indirect subsidiaries.

Year-over-Year Quarterly Comparisons

On a consolidated basis, net sales decreased $462,000, to $8.3 million for the three months ended June 30, 2011, from $8.8 million for the three months ended June 30, 2010. Domestic net sales increased $517,000, from $2.2 million for the three months ended June 30, 2010, to $2.7 million for the three months ended June 30, 2011. The increase in domestic net sales is primarily the result of increased unit sales of our HEELYS wheeled-footwear, which was partially due to first quarter orders of approximately $325,000 that we were unable to fulfill until the second quarter as a result of short-term delays from one of our sourced third-party manufacturers. International net sales decreased $979,000, to $5.6 million for the three months ended June 30, 2011, from $6.6 million for the three months ended June 30, 2010. This decrease in international net sales was primarily due to sales losses in Japan resulting from a drop in consumer retail spending triggered by the earthquake and tsunami-related events in the region. The decrease in international net sales was also impacted by changes in the buying patterns of our customers resulting from the transition from a third-party distributor to the establishment of our own sales office in that market, as well as a decrease in sales in our French and German markets, offset by significantly higher sales in our Italian market and to our independent distributor in Russia.

Consolidated gross profit margin increased from 42.2% for the three months ended June 30, 2010, to 46.9% for the three months ended June 30, 2011.  The improvement in gross profit margin was primarily due to cost reductions resulting from changes in our product procurement processes which we implemented during the second half of 2010, which were offset by the impact the fluctuations in the exchange rate between the U.S. dollar and the Euro had on gross profit margins on international sales.

Selling and marketing expenses increased from $1.4 million for the three months ended June 30, 2010, to $2.1 million for the three months ended June 30, 2011. This increase was primarily the result of an increase in commissions on international sales attributable to an increase in sales in our Italian market, combined with an increase in marketing and advertising costs, primarily consumer related advertising in our European markets where we sell directly to retailers due to the timing of spring holidays, as well as costs directly attributable to the opening of our office in Japan.

General and administrative expenses increased $562,000, primarily due to increased shipping and handling costs primarily resulting from increased sales in our Italian market and handling costs of our inventory in Japan, increased general and administrative costs directly attributable to opening and operating our office in Japan and increased payroll and payroll related costs primarily due to accrued management incentive compensation. These increases were offset by a decrease in legal and other fees related to our intellectual property and associated enforcement efforts, which are the result of differing enforcement actions during the periods and an overall cost containment effort by management.

Loss from operations increased from a loss of $74,000 for the three months ended June 30, 2010, to a loss of $1.1 million for the three months ended June 30, 2011.

The Company reported a net loss of $973,000, or $(0.04) per fully diluted share, for the three months ended June 30, 2011.  The Company reported net income of $473,000, or $0.02 per fully diluted share, for the three months ended June 30, 2010, which was primarily the result of the settlement of a potential patent and trademark lawsuit in April 2010, in the Company's favor, in the amount of $750,000.  This settlement is reported as other income in the Company's statement of operations.

Balance Sheet

As of June 30, 2011, the Company had combined cash and investments totaling $61.7 million, compared with cash and investments of $67.6 million as of December 31, 2010. The change in the Company's cash position was primarily the result of inventory purchased from our former Japanese distributor, inventory purchased to support business operations and timing of the collection of trade receivables.

Management Comments

Tom Hansen, chief executive officer of the Company, commented, "We continue to see positive momentum in the US with both sell thru's and door counts improving nicely. New models such as the Wave™, Straight Up™ and Double Threat™ are moving very well. If we keep adding doors at our current pace we should be in between 2,100 and 2,400 doors for Holiday 2011, up from about 1,500 last year.  The difficult economic situation has hit consumer spending very hard across Europe though we continue to do well in less mature markets such as Italy.  The earthquake and tsunami in Japan and inventory hangover from our previous distributor have hurt sales in Japan though in visiting with our key retailers there, they believe that the impact of the natural disasters will begin to wane in Q4."

Conference Call

The Company will host a conference call and webcast on Thursday, August 11, 2011 to discuss its financial results for the second quarter ended June 30, 2011.  The teleconference will begin at 11:00 a.m. Eastern Time.  To participate in the teleconference, investors should dial (877) 342-9747 a few minutes before the call begins. International callers may dial (678) 304-6848.  The broadcast will also be available at http://investors.heelys.com/events.cfm.  An audio replay of the webcast will be archived on the Heelys' investor website for 1 year.

About Heelys, Inc.

Heelys, Inc. designs, markets and distributes innovative, action sports-inspired products under the HEELYS(R) brand targeted to the youth market.  The Company's primary product, HEELYS-wheeled footwear, is patented dual purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS-wheeled footwear allows the user to seamlessly transition from walking or running to rolling by shifting weight to the heel.  Users can transform HEELYS-wheeled footwear into street footwear by removing the wheel.  HEELYS-wheeled footwear provides users with a unique combination of fun and style that differentiates it from other footwear and wheeled sports products.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by representatives of Heelys are "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including in particular, statements regarding our guidance, outlook for future events, financial performance, customer demand, growth and profitability. In some cases, you can identify forward-looking statements by terminology such as "subject to," "believes," "anticipates," "plans," "expects," "intends," "estimates," "may," "will," "should," "can," the negatives thereof, variations thereon, similar expressions, or discussions of strategy.  All forward-looking statements are based upon management's current expectations and various assumptions, but they are inherently uncertain, and Heelys may not realize its expectations and the underlying assumptions may not prove correct.  Heelys' actual results and the timing of events could differ materially from those described in or implied by the forward-looking statements as a result of risks and uncertainties, including, without limitation, the fact that substantially all of Heelys' net sales are generated by one product, Heelys' intellectual property may not restrict competing products that infringe on its patents from being sold, continued changes in fashion trends and consumer preferences and general economic conditions, Heelys' dependence on independent manufacturers, Heelys may not be able to successfully introduce new product categories, and additional factors which are detailed in Heelys' filings with the Securities and Exchange Commission, including the Risk Factors contained in Heelys' Annual Report on Form 10-K, as modified and supplemented in other filings from time to time.  Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and Heelys undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$ 8,342	$ 8,804	$ 14,445	$ 15,456
Cost of sales	4,432	5,089	7,526	8,558
Gross profit	3,910	3,715	6,919	6,898

Selling and marketing expenses	2,055	1,428	3,562	2,833
General and administrative expenses	2,923	2,361	5,528	5,169
Loss from operations	(1,068)	(74)	(2,171)	(1,104)

Other (income) expense, net	(137)	(721)	(175)	(690)
Income (loss) before income taxes	(931)	647	(1,996)	(414)

Income tax expense	42	174	160	295

Net income (loss)	$ (973)	$ 473	$ (2,156)	$ (709)

Net income (loss) per share:
Basic and diluted	$ (0.04)	$ 0.02	$ (0.08)	$ (0.03)

Weighted-average shares:
Basic and diluted	27,571	27,571	27,571	27,571
HEELYS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(amounts in thousands)

	June 30,	December 31,
Assets	2011	2010

Current Assets:
Cash and cash equivalents	$ 29,238	$ 35,320
Investments	32,440	32,299
Accounts receivable, net of allowances	5,372	3,135
Inventories	9,307	6,810
Prepaid expenses and other current assets	982	689
Income taxes receivable	116	--
Deferred income taxes	8	8
Total current assets	77,463	78,261

Property and Equipment, net of accumulated depreciation	729	798
Patents and Trademarks, net of accumulated amortization	348	372
Intangible Assets, net of accumulated amortization	580	689
Goodwill	1,703	1,568
Deferred Income Taxes	164	126

Total Assets	$ 80,987	$ 81,814

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$ 1,168	$ 1,089
Accrued liabilities	2,436	1,661
Income taxes payable	94	506
Deferred income taxes	18	18
Total current liabilities	3,716	3,274

Long Term Liabilities:
Income taxes payable	663	547
Deferred income taxes	19	2
Other long term liabilities	248	219

Total Liabilities	4,646	4,042

Stockholders' Equity:
Common stock	28	28
Additional paid-in capital	65,890	65,691
Retained earnings	10,385	12,541
Accumulated other comprehensive income (loss)	38	(488)
Total stockholders' equity	76,341	77,772

Total Liabilities and Stockholders' Equity	$ 80,987	$ 81,814
CONTACT: Tom Hansen / Chief Executive Officer
         Craig Storey / Chief Financial Officer
         (214) 390-1831